Exhibit 99.1

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.deere.com

NEWS RELEASE – August 16, 2005

For more information:

Ken Golden

Manager, Public Relations

309-765-5678

DEERE REPORTS THIRD-QUARTER EARNINGS OF $387 MILLION

•                  Drought conditions in key markets have negative effect on quarter’s results and near-term outlook.

•                  Factory production rates adjusted in response to changes in retail environment.

•                  Construction markets continue to show strong growth.

MOLINE, Illinois (August 16, 2005) — Deere & Company today announced worldwide net income of $387.1 million, or $1.58 per share, for the third quarter ended July 31, compared with $401.4 million, or $1.58 per share, for the same period last year. For the first nine months, net income was $1.214 billion, or $4.89 per share, compared with $1.049 billion, or $4.14 per share, last year.

Worldwide net sales and revenues grew 11 percent to $6.005 billion for the third quarter and increased 13 percent to $16.754 billion for the first nine months. Net sales of the equipment operations were $5.370 billion for the quarter and $14.916 billion for nine months, compared with $4.854 billion and $13.061 billion for the corresponding periods last year.

Commenting on results that fell below the company’s earlier guidance, Robert W. Lane, chairman and chief executive officer, said, “Deere’s third-quarter performance reflects our commitment to balance production with demand and maintain a tight grip on inventories.” In addition, he noted that retail sales in several key markets have been negatively affected by dry weather. “Drought has definitely put pressure on our retail-sales forecasts and caused us to accelerate production cuts in several of our key factories late in the quarter,” Lane said. “These actions have the effect of lowering earnings in the near term, but they are fully consistent with our longer-range commitments and goals for delivering shareholder value.”

In addition, the company’s lean inventory position should set the stage for the successful introduction of many new models of equipment in 2006, Lane said. “As a result of our consistent approach to new-product investment, we’re coming to market with exciting new lines of farm machinery and lawn equipment. We’re confident these advanced products will enhance our market leadership and deliver even more value and productivity to our growing global customer base.”

Summary of Operations

Excluding the effect of currency translation and price changes, the company’s worldwide equipment sales were up 6 percent for the quarter and 8 percent year to date. On a reported basis, equipment sales in the U.S. and Canada rose 11 percent for the quarter and 14 percent for nine months. Outside the U.S. and Canada, sales increased by 8 percent and 11 percent for the respective periods excluding currency translation and by 11 percent and 16 percent as reported.

Deere’s equipment divisions reported operating profit of $500 million for the quarter and $1.618 billion for nine months, compared with $532 million and $1.456 billion last year. Negatively affecting operating profit for the quarter were lower manufacturing volumes in the agricultural equipment and commercial and consumer equipment divisions, where production was reduced in light of changes in demand at the retail level. On a year-to-date basis, operating profit increased primarily due to higher shipments and lower postretirement benefit costs. Improved price realization offset higher raw material costs for both periods.

Deere’s asset-management efforts are continuing to yield positive results. Trade receivables and inventories at the end of the quarter were $6.526 billion, or 33 percent of previous 12-month sales, compared with $5.776 billion, or 35 percent of sales, a year ago.

Financial services reported net income of $90.4 million for the quarter and $252.9 million for nine months versus $79.0 million and $221.0 million last year. The company’s credit operations benefited from growth in the portfolio, reflecting strong demand for John Deere products, as well as a lower loss provision, partially offset by lower financing spreads. Last year, credit operations benefited from gains on retail notes sold during the quarter and first nine months. Also included in financial services results were improved health-care underwriting margins for both periods.

Company Earnings Outlook

Excluding the impact of currency translation and price changes, company equipment sales are expected to increase by about 2 percent for full-year 2005 and to be down about 13 percent for the fourth quarter. On a reported basis, sales are forecast to be up 8 percent for the year and down 9 percent for the quarter. Production is expected to be off slightly on a full-year basis but down 23 percent in the fourth quarter. Net income is forecast to be about $1.4 billion for the full year and from $175 million to $200 million for the fourth quarter.

Company Summary

“Through our actions to hold down asset levels and costs, we remain focused on achieving superior, sustainable results,” Lane said. “At the same time, we are growing the business by investing in new products and services and by extending our brand to a wider global audience.” In this regard, Deere recently announced plans to purchase the remaining half of its tractor joint venture in India, expanded its landscapes-supply business through an acquisition, and started up a new business unit devoted to wind-energy services. In addition, the company expanded its productive and popular line of automated guidance equipment and broke ground for a new drivetrain facility in China. Said Lane, “We’re confident we are building a better business that will prove beneficial to investors well into the future.”

* * *

Equipment Division Performance

•                  Agricultural Equipment. Division sales increased 9 percent for the quarter and 16 percent for nine months. Factors supporting the quarter’s increase included improved price realization, higher shipments and currency translation. Year-to-date sales were higher mainly due to increased shipments, as well as the impact of improved price realization and currency translation. Operating profit was $262 million for the quarter and $913 million for nine months, compared with $290 million and $805 million last year. Quarterly profit was down primarily due to inefficiencies related to lower worldwide production volumes. The operating-profit improvement for nine months was primarily driven by higher worldwide sales, the effect of stronger production volumes, and lower postretirement benefit costs. Improved price realization offset the increase in raw material costs for the third quarter and largely offset the increase experienced year to date.

•                  Commercial & Consumer Equipment. Sales declined 3 percent for the quarter and 5 percent for nine months, reflecting the impact of unfavorable weather conditions on the sale of consumer riding lawn equipment during both periods. Operating profit was $60 million for the quarter and $193 million for nine months, compared with $87 million and $258 million last year. Operating profit was down for both periods primarily due to lower shipments and production in response to a weaker retail environment. In addition, production was lower in the quarter as division factories made preparation for new products. Improved price realization offset an increase in raw material costs for both the quarter and year to date.

•                  Construction & Forestry. Division sales rose 29 percent for the quarter and 30 percent for nine months reflecting strong activity at the retail level. Operating profit improved to $178 million for the quarter and $512 million for the year to date, compared with $155 million and $393 million last year. The profit increases were mainly a result of higher sales and efficiencies related to stronger production volumes. Improved price realization offset the impact of higher raw material costs in both periods. Nine-month operating profit last year included a $30 million pretax gain from the sale of an equipment rental company.

Market Conditions & Outlook

•                  Agricultural Equipment. Despite solid overall financial conditions in the U.S. farm sector, dry weather centered in important farm machinery markets has caused the company to turn more cautious with respect to its near-term outlook. As a result, industry sales of agricultural equipment in the U.S. and Canada are now forecast to be up 5 percent for the year. Despite the drought impact, farm cash receipts for 2005 are still expected to remain near last year’s record, while the decline in corn and soybean production currently being forecast has benefited commodity prices.

In other parts of the world, industry retail sales in Western Europe are now forecast to be down more than 5 percent for the year. Farmers across the region are seeing income levels comparable with last year, however severe drought in parts of southern Europe and escalating concerns over government agricultural-subsidy programs have put further downward pressure on tractor sales. In South America, the market in Brazil has weakened further due to drought, lower farm income and a stronger currency. Industry sales there are down more than 30 percent for tractors and more than 70 percent for combines year to date. However, the outlook for sales in Argentina has improved due in part to higher commodity prices. As a result, industry sales in the region are now projected to be down about 35 percent for the year.

Based on these factors and market conditions, worldwide sales of John Deere agricultural equipment are forecast to be up about 6 percent for the year excluding the impact of exchange rates. Currency is expected to add about two percentage points to farm-machinery sales for the year.

•                  Commercial & Consumer Equipment. Sales of John Deere commercial and consumer equipment are now forecast to be down about 5 percent for the year. Although commercial markets have been stronger than those for residential products, extreme weather patterns have contributed to a sharp drop in the sale of many types of lawn equipment.

•                  Construction & Forestry. Markets for construction equipment are continuing to experience growth as a result of positive U.S. economic conditions, a strong housing market, and an overall increase in construction spending. In this regard, the recent passage of U.S. federal highway legislation ensures a good level of infrastructure spending for the next few years and is supportive of improved contractor confidence. Worldwide forestry-equipment markets have expanded mainly due to rising global demand for paper products and lumber. On this basis, Deere sales of construction and forestry equipment are forecast to rise about 21 percent for fiscal 2005.

•                  Financial Services. Full-year net income is expected to be about $330 million, which is above the previous forecast due in large part to a further improvement in the company’s credit-portfolio quality.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $76.3 million for the quarter and $206.0 million for the year to date, compared with net income of $64.7 million and $201.4 million last year. Results for the third quarter and first nine months of 2005 benefited from growth in the portfolio and a lower provision for credit losses, partially offset by lower financing spreads. Last year’s results benefited from gains on retail notes sold during the quarter and first nine months.

Net receivables and leases financed by JDCC were $15.789 billion at July 31, 2005, compared with $12.734 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $17.703 billion at July 31, 2005, compared with $15.843 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements under “Company Earnings Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence, including worldwide demand for agricultural products, world grain stocks, weather and soil conditions, harvest yields, prices realized for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), availability of transport for crops, the growth of non-food uses for some crops, real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs, international reaction to such programs, animal diseases (including bovine spongiform encephalopathy, commonly known as “mad cow” disease), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions in these markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment. The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment. Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political stability of global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the success of new product introduction initiatives and customer acceptance of new products; oil and energy prices and supplies; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; investor sentiment; inflation and deflation rates, interest rate levels and foreign currency exchange rates; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates. Company results are also affected by changes in market values of investment assets and the level of interest rates, which impact postretirement benefit costs, and significant changes in health care costs.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The Company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.

Third Quarter 2005 Press Release

(millions of dollars and shares except per share amounts)

	Three Months Ended July 31			Nine Months Ended July 31
	2005	2004	% Change	2005	2004	% Change
Net sales and revenues:
Agricultural equipment net sales	$2,869	$2,641	+9	$8,171	$7,053	+16
Commercial and consumer equipment net sales	1,081	1,109	-3	2,839	2,997	-5
Construction and forestry net sales	1,420	1,104	+29	3,906	3,011	+30
Total net sales *	5,370	4,854	+11	14,916	13,061	+14
Credit revenues	376	306	+23	1,050	946	+11
Other revenues	259	258		788	772	+2
Total net sales and revenues *	$6,005	$5,418	+11	$16,754	$14,779	+13

Operating profit (loss): **
Agricultural equipment	$262	$290	-10	$913	$805	+13
Commercial and consumer equipment	60	87	-31	193	258	-25
Construction and forestry	178	155	+15	512	393	+30
Credit	128	112	+14	363	340	+7
Other	12	9	+33	27	(4)
Total operating profit *	640	653	-2	2,008	1,792	+12
Interest, corporate expenses and income taxes	(253)	(252)		(794)	(743)	+7
Net income	$387	$401	-3	$1,214	$1,049	+16

Per Share:
Net income - basic	$1.60	$1.61	-1	$4.96	$4.25	+17
Net income - diluted	$1.58	$1.58		$4.89	$4.14	+18

* Includes equipment operations outside the U.S. and Canada as follows:
Net sales	$1,622	$1,466	+11	$4,546	$3,931	+16
Operating profit	$161	$158	+2	$525	$493	+6

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**               Operating profit is income before external interest expense, certain foreign exchange gains or losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended July 31, 2005 and 2004
(In millions of dollars and shares except per share amounts) Unaudited

	2005	2004
Net Sales and Revenues
Net sales	$5,370.1	$4,853.6
Finance and interest income	372.6	292.1
Health care premiums and fees	177.5	194.6
Other income	84.9	78.1
Total	6,005.1	5,418.4

Costs and Expenses
Cost of sales	4,260.0	3,756.2
Research and development expenses	165.4	150.1
Selling, administrative and general expenses	567.4	540.2
Interest expense	196.5	144.1
Health care claims and costs	137.8	159.2
Other operating expenses	94.7	84.1
Total	5,421.8	4,833.9

Income of Consolidated Group Before Income Taxes	583.3	584.5
Provision for income taxes	199.6	187.0
Income of Consolidated Group	383.7	397.5

Equity in Income of Unconsolidated Affiliates
Credit	.1	.1
Other	3.3	3.8
Total	3.4	3.9

Net Income	$387.1	$401.4

Per Share:
Net income - basic	$1.60	$1.61
Net income - diluted	$1.58	$1.58

Average Shares Outstanding:
Basic	241.7	248.9
Diluted	244.7	254.6

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Nine Months Ended July 31, 2005 and 2004
(In millions of dollars and shares except per share amounts) Unaudited

	2005	2004
Net Sales and Revenues
Net sales	$14,915.8	$13,061.2
Finance and interest income	1,040.1	880.9
Health care premiums and fees	543.0	570.2
Other income	254.6	266.9
Total	16,753.5	14,779.2

Costs and Expenses
Cost of sales	11,567.5	10,034.0
Research and development expenses	485.1	439.0
Selling, administrative and general expenses	1,627.1	1,541.6
Interest expense	543.7	442.6
Health care claims and costs	432.3	490.5
Other operating expenses	274.1	243.0
Total	14,929.8	13,190.7

Income of Consolidated Group Before Income Taxes	1,823.7	1,588.5
Provision for income taxes	616.6	542.2
Income of Consolidated Group	1,207.1	1,046.3

Equity in Income of Unconsolidated Affiliates
Credit	.4	.4
Other	6.4	2.7
Total	6.8	3.1

Net Income	$1,213.9	$1,049.4

Per Share:
Net income - basic	$4.96	$4.25
Net income - diluted	$4.89	$4.14

Average Shares Outstanding:
Basic	244.8	247.2
Diluted	248.2	253.5

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	July 31 2005	October 31 2004	July 31 2004
Assets
Cash and cash equivalents	$2,139.8	$3,181.1	$3,336.4
Marketable securities	1,964.4	246.7	251.6
Receivables from unconsolidated affiliates	26.0	17.6	36.2
Trade accounts and notes receivable - net	3,966.0	3,206.9	3,557.7
Financing receivables - net	11,883.9	11,232.6	10,376.3
Restricted financing receivables - net	1,438.7
Other receivables	482.9	663.0	420.1
Equipment on operating leases - net	1,260.4	1,296.9	1,229.0
Inventories	2,560.2	1,999.1	2,218.2
Property and equipment - net	2,182.0	2,161.6	2,051.7
Investments in unconsolidated affiliates	112.5	106.9	112.6
Goodwill	1,043.6	973.6	933.7
Other intangible assets - net	22.3	21.7	255.0
Prepaid pension costs	2,662.8	2,493.1	63.2
Other assets	485.5	515.4	506.5
Deferred income taxes	681.0	528.1	1,287.4
Deferred charges	140.0	109.7	103.3
Total Assets	$33,052.0	$28,754.0	$26,738.9

Liabilities and Stockholders’ Equity
Short-term borrowings	$6,115.9	$3,457.5	$3,567.9
Payables to unconsolidated affiliates	150.2	142.3	181.2
Accounts payable and accrued expenses	4,248.4	3,973.6	3,761.0
Health care claims and reserves	131.8	135.9	132.6
Accrued taxes	233.9	179.2	199.8
Deferred income taxes	60.7	62.6	31.8
Long-term borrowings	11,738.2	11,090.4	10,678.3
Retirement benefit accruals and other liabilities	3,435.9	3,319.7	3,169.7
Total liabilities	26,115.0	22,361.2	21,722.3
Stockholders’ equity	6,937.0	6,392.8	5,016.6
Total Liabilities and Stockholders’ Equity	$33,052.0	$28,754.0	$26,738.9

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Nine Months Ended July 31, 2005 and 2004
(In millions of dollars) Unaudited

	2005	2004
Cash Flows from Operating Activities
Net income	$1,213.9	$1,049.4
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	8.0	44.4
Provision for depreciation and amortization	471.8	468.8
Undistributed earnings of unconsolidated affiliates	(5.3)	18.0
Provision (credit) for deferred income taxes	(163.3)	205.9
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(1,129.6)	(1,151.2)
Inventories	(746.2)	(757.1)
Accounts payable and accrued expenses	285.8	737.0
Retirement benefit accruals/prepaid pension costs	(28.7)	(808.3)
Other	(33.5)	(105.1)
Net cash used for operating activities	(127.1)	(298.2)

Cash Flows from Investing Activities
Collections of financing receivables	6,024.6	5,880.8
Proceeds from sales of financing receivables	55.4	1,923.0
Proceeds from maturities and sales of marketable securities	394.2	41.0
Proceeds from sales of equipment on operating leases	298.6	340.3
Proceeds from sales of businesses	46.0	80.2
Cost of financing receivables acquired	(7,713.1)	(7,913.9)
Purchases of marketable securities	(2,115.0)	(63.5)
Purchases of property and equipment	(274.1)	(214.9)
Cost of operating leases acquired	(236.7)	(194.8)
Acquisitions of businesses, net of cash acquired	(124.3)	(168.4)
Increase in receivables with unconsolidated affiliates		(14.9)
Other	21.9	35.5
Net cash used for investing activities	(3,622.5)	(269.6)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	1,694.2	(432.3)
Proceeds from long-term borrowings	2,725.7	1,535.6
Principal payments on long-term borrowings	(998.1)	(1,568.3)
Proceeds from issuance of common stock	147.4	245.1
Repurchases of common stock	(633.2)	(100.3)
Dividends paid	(214.9)	(177.0)
Other	(1.4)	(.8)
Net cash provided by (used for) financing activities	2,719.7	(498.0)

Effect of Exchange Rate Changes on Cash	(11.4)	17.7

Net Decrease in Cash and Cash Equivalents	(1,041.3)	(1,048.1)
Cash and Cash Equivalents at Beginning of Period	3,181.1	4,384.5
Cash and Cash Equivalents at End of Period	$2,139.8	$3,336.4

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)               Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31
	2005	2004	2005	2004

Dividends declared	$.31	$.28	$.90	$.78
Dividends paid	$.31	$.28	$.87	$.72

(2)               The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)               Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended July 31		Nine Months Ended July 31
	2005	2004	2005	2004

Net income	$387.1	$401.4	$1,213.9	$1,049.4

Other comprehensive income (loss), net of tax:

Change in cumulative translation adjustment	(22.3)	8.8	16.7	(4.0)

Unrealized gain (loss) on investments	(.7)	.5	(1.0)	(2.2)

Unrealized gain on derivatives	1.2	4.5	8.9	13.8

Comprehensive income	$365.3	$415.2	$1,238.5	$1,057.0

(4)               The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” (Deere & Company with Financial Services on the Equity Basis) include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis. The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit and health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended July 31, 2005 and 2004
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Net Sales and Revenues
Net sales	$5,370.1	$4,853.6
Finance and interest income	31.7	20.5	$419.3	$337.9
Health care premiums and fees			182.6	200.4
Other income	67.5	56.0	28.5	33.1
Total	5,469.3	4,930.1	630.4	571.4

Costs and Expenses
Cost of sales	4,264.0	3,760.9
Research and development expenses	165.4	150.1
Selling, administrative and general expenses	449.0	418.7	120.5	123.5
Interest expense	48.9	51.1	163.9	102.5
Interest compensation to Financial Services	62.1	56.7
Health care claims and costs			137.8	159.2
Other operating expenses	36.5	29.1	68.4	65.2
Total	5,025.9	4,466.6	490.6	450.4

Income of Consolidated Group Before Income Taxes	443.4	463.5	139.8	121.0
Provision for income taxes	150.0	145.0	49.5	42.1
Income of Consolidated Group	293.4	318.5	90.3	78.9

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	83.2	73.8	.1	.1
Other	10.5	9.1
Total	93.7	82.9	.1	.1

Net Income	$387.1	$401.4	$90.4	$79.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Nine Months Ended July 31, 2005 and 2004
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Net Sales and Revenues
Net sales	$14,915.8	$13,061.2
Finance and interest income	91.9	57.0	$1,160.8	$1,004.9
Health care premiums and fees			558.0	584.2
Other income	211.9	179.2	81.4	119.6
Total	15,219.6	13,297.4	1,800.2	1,708.7

Costs and Expenses
Cost of sales	11,579.5	10,045.1
Research and development expenses	485.1	439.0
Selling, administrative and general expenses	1,288.0	1,179.0	344.9	368.1
Interest expense	160.2	157.0	429.4	310.6
Interest compensation to Financial Services	166.7	156.1
Health care claims and costs			432.3	490.5
Other operating expenses	106.0	68.6	204.0	203.6
Total	13,785.5	12,044.8	1,410.6	1,372.8

Income of Consolidated Group Before Income Taxes	1,434.1	1,252.6	389.6	335.9
Provision for income taxes	479.5	426.9	137.1	115.3
Income of Consolidated Group	954.6	825.7	252.5	220.6

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	235.8	223.1	.4	.4
Other	23.5	.6
Total	259.3	223.7	.4	.4

Net Income	$1,213.9	$1,049.4	$252.9	$221.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	July 31 2005	October 31 2004	July 31 2004	July 31 2005	October 31 2004	July 31 2004

Assets
Cash and cash equivalents	$1,826.6	$2,915.1	$3,057.0	$313.1	$266.0	$279.4
Cash equivalents deposited with unconsolidated subsidiaries		224.4
Cash and cash equivalents	1,826.6	3,139.5	3,057.0	313.1	266.0	279.4
Marketable securities	1,667.4			297.0	246.7	251.6
Receivables from unconsolidated subsidiaries and affiliates	805.1	1,469.5	1,076.7	.7	.7
Trade accounts and notes receivable - net	1,070.4	781.5	911.1	3,367.2	2,765.8	3,048.3
Financing receivables - net	4.8	64.7	44.2	11,879.1	11,167.9	10,332.1
Restricted financing receivables - net				1,438.7
Other receivables	360.8	498.4	250.1	122.1	164.6	170.0
Equipment on operating leases - net	.1	8.9	9.9	1,260.3	1,288.0	1,219.1
Inventories	2,560.2	1,999.1	2,218.2
Property and equipment - net	2,120.3	2,112.3	2,007.6	61.6	49.4	44.2
Investments in unconsolidated subsidiaries and affiliates	2,383.0	2,250.2	2,462.8	4.0	4.1	3.4
Goodwill	1,043.6	973.6	933.7
Other intangible assets - net	22.3	21.6	254.9		.1	.1
Prepaid pension costs	2,648.0	2,474.5	62.6	14.8	18.6	.6
Other assets	190.6	206.2	214.7	294.9	309.1	291.9
Deferred income taxes	801.4	656.7	1,388.8	3.6		4.5
Deferred charges	112.6	86.8	80.4	28.6	23.7	24.1
Total Assets	$17,617.2	$16,743.5	$14,972.7	$19,085.7	$16,304.7	$15,669.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$483.4	$311.9	$263.7	$5,632.4	$3,145.6	$3,304.2
Payables to unconsolidated subsidiaries and affiliates	151.0	142.8	181.3	779.1	1,676.3	1,040.4
Accounts payable and accrued expenses	3,999.5	3,683.8	3,482.6	721.8	631.0	681.4
Health care claims and reserves				131.8	135.9	132.6
Accrued taxes	196.2	162.0	182.8	37.8	17.2	17.0
Deferred income taxes	11.8	35.9	5.7	172.9	155.3	132.1
Long-term borrowings	2,443.9	2,728.5	2,723.7	9,294.2	8,361.9	7,954.5
Retirement benefit accruals and other liabilities	3,394.4	3,285.8	3,116.3	41.4	33.9	53.4
Total liabilities	10,680.2	10,350.7	9,956.1	16,811.4	14,157.1	13,315.6
Stockholders’ equity	6,937.0	6,392.8	5,016.6	2,274.3	2,147.6	2,353.7
Total Liabilities and Stockholders’ Equity	$17,617.2	$16,743.5	$14,972.7	$19,085.7	$16,304.7	$15,669.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2005 and 2004

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Cash Flows from Operating Activities
Net income	$1,213.9	$1,049.4	$252.9	$221.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	2.8	1.6	5.2	42.8
Provision for depreciation and amortization	287.2	279.7	215.8	213.7
Undistributed earnings of unconsolidated subsidiaries and affiliates	(99.5)	(84.9)	(.4)	(.4)
Provision (credit) for deferred income taxes	(172.8)	218.5	9.5	(12.7)
Changes in assets and liabilities:
Receivables	(236.4)	(225.2)	40.1	16.8
Inventories	(570.1)	(626.8)
Accounts payable and accrued expenses	325.2	776.9	92.4	56.4
Other	104.0	(870.4)	(136.2)	(27.1)
Net cash provided by operating activities	854.3	518.8	479.3	510.5

Cash Flows from Investing Activities
Collections of receivables		34.1	19,847.4	17,557.9
Proceeds from sales of financing receivables			127.4	1,932.6
Proceeds from maturities and sales of marketable securities	359.1		35.2	41.0
Proceeds from sales of equipment on operating leases	5.5	.3	293.2	340.0
Proceeds from sales of businesses	46.0	80.0		.1
Cost of receivables acquired		(.2)	(22,672.4)	(20,673.1)
Purchases of marketable securities	(2,027.2)		(87.8)	(63.5)
Purchases of property and equipment	(256.4)	(197.7)	(17.7)	(17.1)
Cost of operating leases acquired			(474.6)	(370.9)
Acquisitions of businesses, net of cash acquired	(124.3)	(168.4)
Decrease in receivables with unconsolidated affiliates				274.3
Other	(8.2)	25.0	10.5	10.6
Net cash used for investing activities	(2,005.5)	(226.9)	(2,938.8)	(968.1)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(99.2)	(56.4)	1,793.4	(375.9)
Change in intercompany receivables/payables	661.8	(1,182.6)	(886.2)	620.2
Proceeds from long-term borrowings	.8	2.6	2,724.9	1,533.0
Principal payments on long-term borrowings	(2.7)	(263.9)	(995.4)	(1,304.4)
Proceeds from issuance of common stock	147.4	245.1
Repurchases of common stock	(633.2)	(100.3)
Dividends paid	(214.9)	(177.0)	(158.3)	(117.7)
Other	(1.5)	(.9)	19.4
Net cash provided by (used for) financing activities	(141.5)	(1,533.4)	2,497.8	355.2

Effect of Exchange Rate Changes on Cash	(20.2)	11.1	8.8	6.6

Net Increase (Decrease) in Cash and Cash Equivalents	(1,312.9)	(1,230.4)	47.1	(95.8)
Cash and Cash Equivalents at Beginning of Period	3,139.5	4,287.4	266.0	375.2
Cash and Cash Equivalents at End of Period	$1,826.6	$3,057.0	$313.1	$279.4

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.